Exhibit 10.2

Eric Hanke
99 El Camino Real
Menlo Park, CA 94301

Re:  Changes to Compensation

Dear Mr. Hanke:

This letter memorializes certain changes in your compensation agreement with BellaVista Capital. As discussed and agreed, effective September 1, 2004, your base salary will be $165,000 per year.

You will also be eligible to receive annual incentive compensation up to a target of $70,000 as described herein. Specifically, you will receive up to $16,000 of incentive compensation based upon "deal flow" as set out below:

     -------------------------------- ------- ------------- --------------------
                                       Rate       Num                Total
     -------------------------------- ------- ------------- --------------------

      Issue term sheet                250          20                $5,000
     -------------------------------- ------- ------------- --------------------

      Borrower acceptance             750          8                 $6,000
     -------------------------------- ------- ------------- --------------------

      Approval by committee           1,000        5                 $5,000
     -------------------------------- ------- ------------- --------------------

You will also be entitled to receive up to $50,000 based upon .25% of new investments of $20 million.

Finally, in the event that your employment with BellaVista is terminated without cause, or your duties are materially altered, within one year of a "change of control" of BellaVista, you will be entitled to receive payment of one year of $175,000. The term "change of control" means the occurrence of any of the following events:

                  i. Any "person," as such term is currently used in Section 13(d) of the Securities Exchange Act of 1934, becomes a "beneficial owner," as such term is currently used in Rule 13d 3 promulgated under that Act of fifty percent (50%) or more of the Voting Stock of BellaVista. For purposes of this Agreement, Voting Stock means the issued and outstanding capital stock or other securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

                  ii. The first day on which a majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the date hereof; provided that any individual becoming a director subsequent to such date whose election or nomination for election was supported by two thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director.

                  iii. The Board adopts any plan of liquidation providing for the distribution of all or substantially all of the BellaVista's assets.

                  iv. All or substantially all of the assets or business of BellaVista are disposed of in any one or more transactions pursuant to a merger, consolidation or other transaction (unless the shareholders of BellaVista immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of BellaVista).

                  v. BellaVista combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of BellaVista immediately prior to the combination hold, directly or indirectly, fifty percent (50%) or less of the Voting Stock of the combined company, (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for securities of such other company).


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                                                                    Exhibit 10.2

With the exception of the foregoing, all other terms and conditions of your employment with BellaVista shall remain unchanged including, but not limited to, the fact that your employment is at-will. BellaVista and you agree that either you or BellaVista may, at any time, with or without cause and with or without advance notice, terminate the employment relationship.

Should you have any questions about the subject matter of this letter, please let me know.

                                   Sincerely,


                                   Robert Puette
                                   Chairman of the Board